 EX‑35.6

(logo) Prudential	Prudential Asset Resources, Inc. Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500 Dallas, TX 75201 Tel 877-937-4500

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1086-120

550 South Tryon Street, 14th Floor

Charlotte, North Carolina 28202

Reference: WFRBS 2013-C13

RE: WFRBS 2013 C13

Period: January 1, 2015 to December 31, 2015 (the " Reporting Period")

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of May 1, 2013 pertaining to the above-referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of 2/24/2016

/s/ Timothy E. Steward

Timothy E. Steward

President and Managing Director

Prudential Asset Resources, Inc.